Exhibit 99.1

AmpliTech Group Announces Successful Rights Offering at $4 Per Unit, Over-subscriptions Received

Hauppauge, NY, December 11, 2025 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW) (the “Company” or “AmpliTech”), today announced that as of December 10, 2025, Amplitech has received approximately $6.7 million in unit subscription rights thus far, with over 900K basic subscriptions and over 700K oversubscriptions.

In order to better ensure that holders of its Common Stock and certain eligible warrant holders have sufficient time to subscribe and over-subscribe, as applicable, the company’s Board of Directors is extending the Unit Rights Offering subscription period until 5:00 pm Eastern Time on Friday, January 9, 2026, unless terminated earlier. Except for the extension of the expiration date, all other terms of the rights offering remain unchanged.

AmpliTech has an effective Form S-3 base prospectus, as supplemented and amended, from which it is offering the Unit Rights registered with the Securities and Exchange Commission (the “SEC”). The Unit Rights Offering is for up to a maximum of 8,000,000 units at $4 per unit. Each unit consists of one share of common stock and one Series A Right and one Series B Right, with each right to purchase an additional Common Stock. AmpliTech will make a best efforts to have the Series A and Series B Rights listed on Nasdaq Capital Market, though it cannot guarantee such an outcome. The Common Stock forming a part of the units will be listed on the Nasdaq Capital Market.

Holders who fully exercise their Unit Rights are entitled to an oversubscribe privilege for additional units that are not purchased by other right-holders subject to pro rata allocation and availability.

AmpliTech has engaged Moody Capital Solutions, Inc. to act as dealer-manager for the rights offering. Broker dealers, registered investment advisors and institutions may contact Moody at info@moodycapital.com

AmpliTech reserves the right to terminate the Unit Rights Offering at any time prior to the expiration date and for any reason. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Securities of AmpliTech are NSMIA exempt. A security that is NSMIA exempt is classified as a “covered security” under the National Securities Markets Improvement Act of 1996 and is therefore exempt from state-level registration and regulation, subject only to federal oversight through the SEC. The Rights Offering will be made only by means of a prospectus.

Amplitech Group has filed a registration statement (including a base prospectus and prospectus supplement (as amended) (collectively the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Amplitech has filed with the SEC for more complete information about Amplitech and the Rights Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. If you have any questions or need further information about the Rights Offering, please call MacKenzie Partners, Inc., the information agent for this offering by telephone (212) 929-5500 (bankers and brokers) or (800) 322-2885) (all others) or by email at AMPG@mackenziepartners.com. Alternatively, AmpliTech, the dealer-manager or the information agent will arrange to send you the prospectus if you request it using the contact information set forth in the offering materials.

About AmpliTech Group, Inc.

AmpliTech Group, Inc., is comprised of five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit our website at www.amplitechgroup.com or amplitech5G.com.

About Moody Capital Solutions, Inc.

Moody Capital Solutions, Inc. has cultivated and actively maintains deep relationships across a wide network of institutional investors, top-tier law firms, and investor relations specialists. These connections empower it to deliver unmatched advisory services and seamless transaction execution. At Moody Capital, every client engagement is led directly by senior bankers, from strategy to closing. Unlike larger firms, it doesn’t delegate execution to junior staff. Moody Capital is a relationship-driven investment bank committed to delivering high-touch, high-quality results. Moody Capital senior bankers collectively have more than 150 years of investment banking experience. Moody Capital senior bankers have worked at some of the leading large-cap and small-cap investment banks in the U.S.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that the Company will close and be successful in raising capital in connection with the Rights Offering. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at www.sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:

X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: AmpliTech Group Inc

Investors Relations:

PCG Advisory, Inc.

Kirin Smith

ksmith@pcgadvisory.com